LETTER OF INTENT

December 5, 2000

Mr. Thomas J. McMinn
Mr. Gary L. Chitty
Diasu Oil & Gas Company, Inc.
4422 FM 1960, Suite 400
Houston, TX  77069

Dear Messrs. Chitty & McMinn:

Trinity Energy Resources, Inc. ("Trinity"), (Buyer), is pleased to submit this Letter of Intent to enter into a formal and definitive purchase and sale agreement (the "Agreement") to purchase the Stock of Diasu Oil and Gas Company, Inc. ("Diasu") on the following terms and conditions, subject to the approval of Trinity's board of directors:

          1. Each of you, as the only holders of all of the issued and outstanding shares of the capital stock of Diasu, which Trinity understands consists solely of the Common Stock owned by the two of you, will sell all of that capital stock to Trinity, or to such entity as may be selected by Trinity. Although structured as a stock purchase and sale, Closing is made specifically subject to the ownership by Diasu, at the Closing Date, of the assets specified in this Letter of Intent. Diasu's assets will be distributed by the purchaser of the stock to Trinity at Closing.

          2. The effective date ("Effective Date") of the sale of the Stock shall be November 1, 2000. The closing of the transaction shall be at a date and time mutually agreed upon ("Closing Date"). However, the parties agree that time is of the essence and will attempt to close on or before December 29, 2000. In the event the closing fails to occur on or before January 20, 2001, the Effective Date of the sale shall be changed to December 1, 2000.

          3. It is agreed that the sale price associated with the transaction shall be Four Million Dollars ($4,000,000), whereby Three million, six hundred thousand dollars ($3,600,000.00) shall be paid in cash and Four Hundred Thousand Dollars ($400,000.00) shall be paid in equity equivalent in Trinity Common Stock, with adjustments for Diasu's net working capital at the Effective Date and other items set forth in paragraph 4 below. The valuation of Trinity Common Stock shall be calculated on the basis of an average of the closing price of Trinity Common Stock related to the last 20 trading sessions before the closing date. If there be any adjustments to purchase price for any of the reasons described below, adjustments will relate to the cash component of the purchase price, not the equity component.

          4. At closing, Diasu's net working capital as of the Effective Date shall be determined. Net working capital shall mean:

                    a) the aggregate of all cash, notes and accounts receivable that are collectible in the normal course of business and that are not more than 90 days past due, with Trinity assuming that none currently exist past 90 days prior to closing, accrued revenues (including oil or condensate in the tanks) attributable to the production from Diasu's oil and gas properties prior to the Effective Date and other current assets as determined according to generally accepted accounting principles (GAAP), less ---- the aggregate of all notes payable, trade payables, and other current liabilities and indebtedness of Diasu determined according to generally accepted accounting principles.

              Diasu's net working capital as of the Effective Date, if positive, shall be added to the purchase price, or if negative, shall be deducted from the purchase price. The following items shall be downward or upward adjustments to the purchase price:

                    i) the value attributable to gas imbalances, if Diasu is overproduced or underproduced;

                    ii) the value of title defects or interest adjustments to Diasu's oil and gas properties;

                    iii) the amount of any  dividends or  distributions  made to the partners of Diasu between the Effective Date and the Closing Date (the "Interim Period");

                    iv) the value of any asset or item of inventory described in Exhibit A disposed of during the Interim Period; and

                    v) the amount of any extraordinary salary, wage, bonuses or compensation paid to the partners or any officer, director, or employee of Diasu during the Interim Period.

          5. A full description of assets is provided in Exhibit A. It is understood by Buyers as well as by each of you that only those assets included in Exhibit A, attached hereto, shall be considered assets of Diasu with respect to this agreement. Any property or asset not included in Exhibit A is explicitly understood not to be a part of the asset transfer. Assets included in the purchase shall include all oil and gas producing equipment, fixtures, plants, pipelines and other such typical oilfield devices, limited, however, to equipment, fixtures, plants, pipelines and other such typical oilfield devices associated with properties described in Exhibit A. Project related well, land, legal and production files are considered to be critical operational files, and will be arranged for delivery to Trinity offices as soon as practicable upon closing. Diasu office furnishings, fixtures, computers, computer software and supplies and equipment will not be included in the asset transfer.

          6. Diasu presently has a debt facility in place which is secured by the personal guarantee of Messrs. McMinn and Chitty. Trinity agrees to retire the debt facility on or before closing.

          7. Diasu is the trustee of the Diasu Oil & Gas Company, Inc. Pension Plan and Trust and the Diasu Oil & Gas Company, Inc. Profit Sharing Plan and Trust (collectively the "Plans"). Trinity understands and agrees that the Plans and the assets of the Plans are solely for the designated beneficiaries of the Plans and that neither the Plans nor the assets of the Plans will be part of the assets being disposed of by Diasu. Trinity agrees to cause the beneficiaries of the Plan to affect a rollover of the Plans to a successor and/or other retirement or benefit account within a reasonable amount of time subsequent to closing. After the Closing Date, Trinity shall have no obligations with respect to the Plans, as trustee or otherwise, and each of you, jointly and severally, agrees to indemnify and hold Trinity harmless from any claims, damages or losses asserted by any beneficiary of the Plans with respect to any of the Plans. Furthermore, Trinity shall not be or become a plan administrator, fiduciary or other responsible person under ERISA, and each of you, jointly and severally, agrees to indemnify and hold Trinity harmless from any claims, damages or losses asserted by any governmental agency with respect to any of the Plans.

          8. Diasu is the owner of certain Life Insurance policies on Messrs. McMinn and Chitty. The buyers understand and agree that all life insurance policies owned by Diasu are solely for the benefit of McMinn and Chitty and will be transferred to them, respectively, at or before closing.

          9. The parties agree that effective as of the Closing Date Trinity will have the option, in accordance with existing Joint Operating Agreements, to replace Diasu as operator of the oil and gas producing property assets currently being operated by Diasu. Joint Operating Agreements currently in force will be honored and binding upon Trinity.

          10. Upon execution of this letter of Intent, Trinity agrees to pay earnest money in the amount of Forty thousand dollars ($40,000.00). Said earnest money will provide Trinity the exclusive option to review, for a period of 45 days from the date of this agreement, all pertinent materials required to satisfy due diligence investigation for the transaction. The exclusive review period may be extended upon mutual written agreement of the parties. Appropriate agreed upon extensions, if granted, will be granted requiring no additional earnest money from Trinity. The earnest money will be non-refundable, but applicable against the cash portion of the purchase price, except in the case of the following:

               a. due diligence reviews establish unacceptable risk in environmental, field mechanical operations, material changes in reservoir performance expectations as compared to engineered reserves calculated by the buyer to date, and other conditions identified to be in material contrast to those described by the seller prior to the date of this agreement.

               b. a non-closable condition is identified due to incurable title defects.

               c. The value of adjustments due to title defects, interest adjustments, or changes in value of any nature to the oil and gas properties listed in Exhibit A exceeds 1% of the agreed upon purchase price.

If a. or b. c. above occur, then Trinity or Diasu each reserve the right to terminate this agreement and the earnest money will be returned to Trinity.

               11. Upon execution of this agreement, Trinity will have full access to all exploration, production, financial and legal records of Diasu which are relevant to the completion of due diligence reviews of the purchase. Given that Trinity is a publicly traded company, an audit of Diasu's books will be required to satisfy reporting requirements. An outline of potential due diligence review areas is attached as Exhibit
                    B. Diasu also agrees to provide free access to all field production facilities which relate to the transaction; where appropriate, Diasu personnel will be available to escort reviewers into sensitive or restricted areas.

               12. Prior to closing, Diasu shall maintain and operate its oil and gas properties in a good and workmanlike manner consistent with prudent and generally accepted oilfield practices. Diasu shall not sell, dispose, pledge, mortgage, hypothecate or otherwise transfer or encumber the properties listed in Exhibit A, or its interest in them without written consent of Trinity. If any of the properties listed in Exhibit A are sold or transferred, the purchase price shall be reduced accordingly by the value, as calculated by Trinity, of any properties being sold or transferred.

               13. The parties agree to keep this transaction confidential among the parties, except as may be appropriate for Securities and Exchange Commission reporting requirements on the part of Trinity. Diasu further agrees that upon acceptance of this Letter of Intent and as long as the Letter is in effect, it will not enter into any negotiations with any other potential buyers of the properties listed in Exhibit A.

               14. Representations and warranties shall be made by Diasu, to the best of its current knowledge, and/or its principal shareholders, subject to mutually satisfactory exceptions and caveats that shall include the following:

               A. The financial statements of Diasu for each of the last five years and whether the financial statements fairly represent the financial condition and results of the company's operations, as of the dates and for the periods indicated, in accordance with generally accepted accounting standards and the absence of specific changes since the most recent balance sheet date. All disclosures shall be made of differences from the GAAP method of accounting if applicable.

               B. The status of all taxes and tax returns that must be filed by Diasu, as well as the adequacy of provisions for accrued taxes.

               C. The status of all leases, contracts and obligations of Diasu.

               D. The status, existence and proper description of Diasu's assets, inventories, accounts receivable and net worth.

               E. The execution and performance of the Agreement will not violate or breach any other contract, order, judgment, articles of incorporation, by laws or shareholders' agreement involving Diasu or to which Diasu is a party.

               F. The absence of any material misstatements or omissions with respect to Diasu.

               G. Such other representations and warranties, that, after investigation of Diasu by Buyers, Buyers deem appropriate.

     15. Buyers' obligation to close the Agreement shall be subject to the following conditions to be performed by Diasu on or before the closing date:

          A. That the representations and warranties made by Diasu and its principal shareholders are true in all material respects and all covenants and agreements required to be performed by Diasu or others are performed.

          B. That appropriate opinions of counsel are delivered to the parties.

          C. That no material adverse change occurs in the business affairs or financial condition of Diasu since the date of signing of the Agreement.

          D.   That  all  corporate  and   stockholder   actions  and  approvals
               necessary to consummate this transaction are properly taken by Diasu.

          E. That the transaction close by a date not later than the date stated herein unless mutually agreed to in writing by the parties.

          F.   That Diasu and its  principal  shareholders  execute an agreement satisfactory to Buyers in which Diasu and its principal shareholders agree to hold harmless and indemnify Buyers from any liability or costs relating to acts, omissions or transactions occurring on or before the closing date, including the transactions contemplated in this letter of intent, or relating to incorrect representations and warranties. All obligations related to the leases, contracts and operations of properties listed on Exhibit A, will be excluded from this indemnity.

          G. The representations, warranties and covenants of Diasu and its principal shareholders shall survive the date of the sale for a period of three years.

          H.   Such other conditions to which the parties mutually agree.

     16. This Letter of Intent is not intended to be a binding agreement except that the terms of paragraphs 3, 10 and 13 shall become binding upon acceptance of this letter of intent and no party shall have any liability or obligation to any other party nor any rights against any other party arising out of this letter of intent.

     17. In the event that the Definitive Purchase and Sale Agreement is not executed and Closing does by January 31, 2001, this Letter of Intent shall terminate unless extended in writing by both parties.

     18. This Letter of Intent shall remain open to Diasu's acceptance until 10:00 A.M., Thursday, December 7, 2000.

Please indicate your acceptance of the terms herein by signing below and returning the executed copy to me at your earliest convenience.

Sincerely,


/s/ Dennis E. Hedke
------------------------
Dennis E. Hedke
Acting President & CEO




ACCEPTED, This  6th  day of December, 2000


DIASU OIL AND GAS COMPANY, INC.



/s/ Thomas J. McMinn                        /s/ Gary L. Chitty
----------------------------------          ------------------------------
by Thomas J. McMinn/Title                   by Gary L. Chitty/Title

                                                                       EXHIBIT A



        DIASU OIL & GAS CO., INC.


     WELL SUMMARY



         LEASE                FIELD          COUNTY/PARISH     STATE       WORKING INTEREST        NET REVENUE INTEREST


                                                                                  %                         %


Dawson Heirs #1         Bourg             Terrebonne             LA             87.50                    64.7499

L.M. Broussard #1       Abbeville         Vermilion              LA             18.18                    13.6862

Constantine #1          Leeville          Lafourche              LA             89.38                    67.0313

Constantine #2          Leeville          Lafourche              LA             57.12                    38.6509

L L & E #2              Leeville          Lafourche              LA             41.67                    29.0000

Barrow #1               Leeville          Lafourche              LA             28.92                    20.2417

Barrow #5               Leeville          Lafourche              LA             35.58                    24.9080

Barrow #2 (wellbore onlyLeeville          Lafourche              LA             16.70                       --

Barrow #4 (wellbore onlyLeeville          Lafourche              LA             35.42                       --

State Lease 12805       Breton Sound      Plaquemines            LA             66.67                    49.3333

Ocker Trust #1          Lake Burgintine   Aransas                TX              7.00                     5.2500

Keystone Mills #1       Conroe            Montgomery             TX             50.00                    37.5000

W.P. McComb #1          Conroe            Montgomery             TX             33.33                    24.9998

Morgan Creek #1         Bob Smith         Roberson               TX             95.00                    68.6750

Sager #1                Perryton          Ochiltree              TX              3.50                     2.8000

Buszkiewic #1           Ash Creek         Sheridan               WY             52.50                    45.9375

Buszkiewic #2           Ash Creek         Sheridan               WY             52.50                    45.9375

Hallworth #1            Ash Creek         Sheridan               WY             52.50                    45.9375

Hallworth #2            Ash Creek         Sheridan               WY             52.50                    45.9375

Hallworth #3            Ash Creek         Sheridan               WY             52.50                    45.9375

Hallworth #5            Ash Creek         Sheridan               WY             52.50                    45.9375

Hallworth #6 (SWD)      Ash Creek         Sheridan               WY             52.50                       --

Hallworth #7 (SWD)      Ash Creek         Sheridan               WY             52.50                       --

Hallworth #8            Ash Creek         Sheridan               WY             52.50                    45.9375

Hallworth #10 (SWD)     Ash Creek         Sheridan               WY             52.50                       --

JV States #B1         Ash Creek         Sheridan               WY               52.50                    45.9375

JV States #C1         Ash Creek         Sheridan               WY               52.50                    44.7891

JV States #C2         Ash Creek         Sheridan               WY               52.50                    44.7891

                                    EXHIBIT B

                          DUE DILIGENCE REVIEW OUTLINE

                                      INDEX

A.       LAND AND LAND RECORDS
B.       EXPLORATION/EXPLOITATION
C.       PRODUCTION OPERATIONS
D.       FIELD OFFICE FACILITES
E.       DRILLING
F.       RESERVOIR ENGINEERING
G.       CONSTRUCTION
H.       JOINT VENTURE OPERATIONS
I.       ENVIRONMENTAL/REGULATORY
J.       SAFETY
K.       INVENTORY
L.       EMPLOYEE RELATIONS
M.       GAS SALES
N.       GENERAL ACCOUNTING
O.       JOINT VENTURE OPERATIONS
P.       GENERAL ACCOUNTING
Q.       TAX
R.       AFE CONTROL AND EXPENDITURE REPORTING
S.       AUDITS
T.       MANAGEMENT INFORMATION SERVICES
U.       TELECOMMUNICATIONS
V.       PURCHASING
W.       LEGAL
X.       INSURANCE
Y.       PROPERTY MANAGEMENT BOOK